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                                                                       EXHIBIT 5

                  FORM OF LETTER AGREEMENT WITH OPTION HOLDERS

                               December ___, 2001


[NAME OF HOLDER]
[ADDRESS]



                Re:  Agreement to Refrain from Exercising Inprimis, Inc. Options

Dear [NAME OF HOLDER]:

         Inprimis, Inc. (the "Company") is currently engaged in negotiations with another party with respect to a proposed transaction that the management of the Company believes has the potential to benefit the Company. The other party to this proposed transaction has indicated that it will not enter into the transaction without the execution of letter agreements like this one with certain holders of options to purchase shares of the Company's common stock ("Options").

         Accordingly, we are requesting that certain persons (including directors, officers and employees of the Company), including yourself, who hold Options execute this letter agreement requiring that you agree not to exercise any Options from the date of this letter through July 1, 2002 (the "Forbearance"). Please note that the prohibition on exercise of your Options will terminate earlier than July 1, 2002 if the Company is able to have its Articles of Incorporation amended prior to that date. The prohibition would end on the effective date of that amendment.

         In recognition of the potential benefit the Forbearance will confer upon the Company by allowing the above-referenced transaction to proceed, and, therefore, the potential benefit to you as a holder of Options, you hereby agree that, commencing upon your execution of this letter agreement below, you will not exercise any Options that you currently own or any other options that you may own between the date hereof and July 1, 2002.

         Except for your agreement not to exercise any Options until July 1, 2002, none of your rights under the Options will be affected by your execution of this letter agreement.

                Please note that while this letter agreement is important to the Company's being able to effectuate the proposed transaction referenced above, we cannot assure you that this transaction will be consummated even if you execute this letter agreement or that, if that transaction is consummated, the prospects of the Company will, in fact, be materially aided by that transaction.


         If you agree with the terms of this letter agreement, please indicate your acceptance by signing in the space indicated below.

                                              Very truly yours,

                                              INPRIMIS, INC.


                                              By:
                                                  ------------------------------
                                                  Name:
                                                        ------------------------
                                                  Title:
                                                        ------------------------


AGREED AND ACCEPTED THIS ___ day of December, 2001



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